UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 13, 2006 (December 7, 2006)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-267 (Commission File Number)	13-5531602 (IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania (Address of principal executive of offices)	15601-1689 (Zip code)

Registrant's telephone number, including area code: (724) 837-3000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 7, 2006, the Board of Directors (the “Board”) of Allegheny Energy, Inc. (the “Company”) adopted Amended and Restated Bylaws (the “Amended and Restated Bylaws”), which amended Article II, Section 6 of the Company’s bylaws to provide that any nominee for election in an uncontested election at a meeting of stockholders duly called and at which a quorum is present who receives a greater number of votes cast “withheld” for his or her election than “for” such election (a “Majority Withhold Vote”) shall tender his or her resignation to the Nominating and Governance Committee of the Board (the “Governance Committee”) for consideration after such vote. An election will be deemed uncontested if no stockholder provides notice of an intention to nominate one or more candidates to compete with the nominees of the Board in an election of directors in the manner required by the Amended and Restated Bylaws or if any such stockholders have withdrawn all such nominations by the day before the mailing of notice of the relevant meeting of stockholders.

As more fully described in the Amended and Restated Bylaws, the Governance Committee or, if each member of the Governance Committee received a Majority Withhold Vote, then a committee of independent directors who did not receive a Majority Withhold Vote, will consider any such resignation offer and recommend to the Board whether to accept any such offer. Any director whose resignation is under consideration will be expected to abstain from participating in any decision of the Board as to whether to accept such resignation.

The Amended and Restated Bylaws are attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits
Exhibit No.	Description
3.1	Amended and Restated Bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2006	By:	ALLEGHENY ENERGY, INC. /s/ David M. Feinberg
	Name:	David M. Feinberg
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws.